Exhibit 23.8

Consent of Deutsche Bank Securities Inc.

We hereby consent to the inclusion of our valuation report (“Report”) delivered to Ultrapar Participações (“Ultrapar” or the “Company”), dated as of April 4, 2007 and any amendment thereof, as an exhibit to Ultrapar’s Registration Statement on Form F-4 as filed with the Securities and Exchange Commission relating to the proposed share exchange transaction wherein the preferred shares of Companhia Brasileira de Petróleo Ipiranga, Distribuidora de Produtos de Petróleo Ipiranga S.A. and Refinaria de Petróleo Ipiranga will be exchanged for preferred shares of the Company, and to the references to our firm and the Report in the Registration Statement and the accompanying prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Registration Statement and the accompanying prospectus within the meaning of the term “experts” as used in the Act or the Regulations.

DEUTSCHE BANK SECURITIES INC.

By	/s/ Ian Reid
Ian Reid – Managing Director

New York, New York

December 14, 2007